Exhibit 99.1

BIOCRYST PHARMACEUTICALS, INC.
2190 PARKWAY LAKE DRIVE
BIRMINGHAM, AL 35244
205-444-4600   205-444-4640 FAX
www.biocryst.com

Contact:
BioCryst Pharmaceuticals, Inc.
Jonathan M. Nugent
V.P. Corporate Communications
(205) 444-4633

FOR IMMEDIATE RELEASE

BIOCRYST REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

Birmingham, Alabama - April 27, 2006 - BioCryst Pharmaceuticals, Inc. (Nasdaq: BCRX) today announced financial results for the first quarter ended March 31, 2006. The Company reported revenues of $771,000 in the first quarter of 2006, compared to $41,000 in the first quarter of 2005. The net loss for the quarter ended March 31, 2006 was $7,882,000, or $0.27 per share, which included share-based employee compensation expense of $420,000 from the impact of adoption of the Financial Accounting Standards Board’s Statement No. 123 (revised 2004), “Share Based Payment” (SFAS 123(R)). The net loss for the first quarter of 2005 was $5,645,000, or $0.24 per share. As of March 31, 2006, the Company had cash, cash equivalents and investments of $88.0 million.

First Quarter 2006 Financial Results
Collaborative and other research and development revenues increased in the first quarter of 2006 to $771,000 compared to $41,000 in the same period last year due to recognition of revenue related to our recently announced collaboration with Mundipharma International Holdings Limited (Mundipharma) for the development and commercialization of Fodosine™ (forodesine hydrochloride) in Europe and Asia.  The Company recognizes revenue in accordance with SEC Accounting Bulletin No. 104. For our recently announced collaborations with Roche and Mundipharma, the Company will recognize revenue on the upfront payments over the life of the patents beginning when the earnings process is considered complete. For the Mundipharma collaboration, we began recognizing the upfront payment in February 2006 and we also began recognizing revenue on clinical expenses that will be reimbursed by Mundipharma according to the terms of the collaboration.  The company expects to begin recognizing revenue from the Roche collaboration later in 2006.

Research and development (R&D) expenses were $8,043,000 in the first quarter of 2006, which included share-based compensation expense of $179,000, compared to R&D expenses of $5,175,000 in the first quarter of 2005.  The increase is primarily attributable to the advancement of our clinical programs and the costs related to manufacturing our drug candidates on a larger scale.

General and administrative (G&A) expenses for first quarter of 2006 were $1,495,000, which includes share-based compensation of $241,000, compared to G&A expenses of $696,000 for the same quarter in 2005. The higher G&A expenses were primarily due to increased headcount, share-based payment expense and additional professional fees.

Corporate Update
“The first quarter of 2006 was another very active period for BioCryst,” stated Charles E. Bugg, Ph.D., Chairman and CEO of BioCryst.  “During the quarter, we entered a strategic collaboration with Mundipharma for the development of Fodosine™, continued the clinical advancement of BCX-4208 in collaboration with Roche, and initiated Phase I trials of intravenous peramivir, while also continuing to move our earlier stage programs forward, including our hepatitis C polymerase inhibitor, BCX-4678.  We are proud of the work we accomplished since January and look forward to building upon these achievements in the coming quarters.”

The company will sponsor a conference call at 10:00 a.m. Eastern Time on Thursday, April 27, 2006 to discuss the financial results and the status of each of our programs in more detail.  This call is open to the public and can be accessed live either over the Internet from www.biocryst.com or by dialing 1-800-447-0521 (U.S.) or 1-847-413-3238 (international) No passcode is needed for the call.

About BioCryst
BioCryst Pharmaceuticals, Inc. designs, optimizes and develops novel drugs that block key enzymes involved in cancer, cardiovascular diseases, autoimmune diseases, and viral infections. BioCryst integrates the necessary disciplines of biology, crystallography, medicinal chemistry and computer modeling to effectively use structure-based drug design to discover and develop small molecule pharmaceuticals.

BioCryst’s lead product candidate, Fodosine™, is a transition-state analog inhibitor of the target enzyme purine nucleoside phosphorylase (PNP). The drug is currently in a Phase IIa trial for patients with T-cell leukemia and a combination IV and oral Phase I pharmacokinetic trial in healthy volunteers was recently completed. Results of the Phase IIa and the Phase I pharmacokinetic trial will assist in the design of a planned combination IV and oral Phase IIb pivotal clinical trial in patients with T-cell leukemia. The Company is negotiating a Special Protocol Assessment with the FDA for this planned trial. Additionally, Fodosine™ is currently being studied in a Phase I trial with an oral formulation in cutaneous T-cell lymphoma (CTCL), a Phase II trial in chronic lymphocytic leukemia (CLL) and a Phase I/II trial in B-cell acute lymphoblastic leukemia (B-ALL). Fodosine™ has been granted Orphan Drug status by the U.S. Food and Drug Administration for three indications: T-cell non-Hodgkin’s lymphoma, including CTCL; CLL and related leukemias including T-cell prolymphocytic leukemia, adult T-cell leukemia, and hairy cell leukemia; and for treatment of B-cell acute lymphoblastic leukemia (ALL). Additionally the FDA has granted “fast track” status to the development of Fodosine™ for the treatment of relapsed or refractory T-cell leukemia. In February, 2006 BioCryst announced it had entered into an exclusive licensing agreement with Mundipharma International Holdings Limited to develop and commercialize Fodosine™ in markets across Europe, Asia and Australasia for use in oncology.

In August, 2005, BioCryst initiated a Phase Ib study with its second-generation PNP inhibitor, BCX-4208, to evaluate the safety, tolerability and pharmacokinetics of multiple oral doses of BCX-4208. In November, 2005 BioCryst announced it had entered into an exclusive licensing agreement with Roche to develop and commercialize BCX-4208 for the prevention of acute rejection in transplantation and for the treatment of autoimmune diseases.

Additionally, BioCryst has re-initiated clinical development of peramivir, an inhibitor of influenza neuraminidase, with a focus on intravenous and intramuscular delivery. Also, BioCryst has identified a clinical candidate, BCX-4678, in its hepatitis C polymerase inhibitor program, and is advancing that compound through preclinical testing with the goal of filing an IND in 2006. For more information about BioCryst, please visit the company’s web site at http://www.biocryst.com.

Forward-looking statements
These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include that we or our licensees may not be able to enroll the required number of subjects in clinical trials of Fodosine™, BCX-4208 or peramivir, that each of the Phase IIa trial for patients with T-cell leukemia, Phase I trial of BCX-4208, the Phase I trial with peramivir, the Phase I trial of Fodosine™ for treatment of patients with cutaneous T-cell lymphoma, the Phase I/II trial of Fodosine™ for treatment of patients with B-cell ALL and the Phase II trial of Fodosine™ for advanced fludarabine-refractory CLL may not be successfully completed, that BioCryst or its licensees may not commence as expected additional trials with Fodosine™, peramivir and with BCX-4208 or planned human trials with BCX-4678, that Fodosine™, BCX-4208, peramivir, BCX-4678 or any of our other product candidates may not receive required regulatory clearances from the FDA, that clinical trials of Fodosine™ may not show the drug is effective over the initial treatment period, that ongoing and future clinical trials may not have positive results, that we may not be able to obtain a Special Protocol Assessment or otherwise be able to complete successfully the Phase IIb trial that is currently planned to be pivotal, that we or our licensees may not be able to continue future development of Fodosine™, BCX-4208, peramivir, BCX-4678 or any of our other current development programs including tissue factor/factor VIIa, that Fodosine™, BCX-4208, peramivir, BCX-4678 or our other development programs may never result in future product, license or royalty payments being received by BioCryst, that BioCryst may not reach favorable agreements with potential pharmaceutical and biotech partners for further development of its product candidates, that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K which identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.

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BIOCRYST PHARMACEUTICALS, INC.
FINANCIAL SUMMARY

Condensed Statements of Operations (unaudited)
(in thousands, except per share)

	Three Months Ended March 31,

	2006	2005

Revenues:
Collaborative and other research and development	$771	$41
Expenses:
Research and development	8,043	5,175
General and administrative	1,495	696

Total expenses	9,538	5,871

Loss from operations	(8,767)	(5,830)
Interest and other income	885	185

Net loss	$(7,882)	$(5,645)

Basic and diluted net loss per common share	$(0.27)	$(0.24)

Weighted average shares outstanding	28,938	23,620

Balance Sheet Data (in thousands)

	March 31, 2006	December 31, 2005

	(Unaudited)	(Audited)
Cash, cash equivalents and securities	$87,985	$59,988
Total assets	102,224	99,248
Accumulated deficit	(159,745)	(151,863)
Stockholders’ equity	53,220	58,440

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